UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement [note: if a hostile proxy fight does occur, need to file a preliminary proxy statement first]
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Openwave Systems Inc. The meeting will be held on Thursday, December 1, 2011, at 11:00 a.m. Pacific Standard Time at our offices located at 2100 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)	To elect the Board of Directors’ three nominees as Class III members of the Board of Directors, Peter A. Feld, Gerald D. Held and David C. Nagel, to hold office for a three-year term.

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

(3)	To approve, on an advisory basis, the compensation of Openwave’s named executive officers as disclosed in this proxy statement.

(4)	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Openwave’s named executive officers.

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 12, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Michael C. Mulica
Michael C. Mulica Director and Chief Executive Officer

Redwood City, California

October 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on December 1, 2011.

The notice, proxy statement and annual report to stockholders are available at

https://materials.proxyvote.com/683718

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

2011 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

OPENWAVE SYSTEMS INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

December 1, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the 2011 Annual Meeting of Stockholders (the “Annual Meeting”).

We intend to mail the Notice, and printed versions of these materials to those who have requested printed materials, on or about October 21, 2011 to our stockholders of record entitled to vote at the Annual Meeting.

Why am I receiving these materials?

Openwave has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held at our principal executive offices located at 2100 Seaport Boulevard, Redwood City, California 94063, on Thursday, December 1, 2011, at 11:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at our principal executive offices located at the address shown above. Directions to the annual meeting may be found at http://www.openwave.com/about_us/locations.html.

What is included in these proxy materials?

These proxy materials include:

•	this Proxy Statement for the Annual Meeting, including the attached Notice of Annual Meeting of Stockholders; and

•	Openwave’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the SEC on September 6, 2011 (the “Annual Report”).

If you requested printed versions of these proxy materials by mail, these proxy materials also include the proxy card or vote instruction form for the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Openwave has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call Openwave at the following address and telephone number: 2100 Seaport Blvd., Redwood City, CA 94063, (650) 480-8000. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Proxy Statement or the Annual Report and who would rather receive a single copy of these materials in the future may instruct us by directing their request in the same manner.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send future proxy materials to you electronically by email.

Openwave’s proxy materials are also available on our website at www.openwave.com in the Investor section.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on October 12, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 85,739,914 shares of common stock outstanding and entitled to vote.

What items will be voted on at the Annual Meeting?

Stockholders will vote on four items at the Annual Meeting:

•	the election to the Board of Directors (the “Board”) of the Board’s three nominees named in this Proxy Statement to serve as Class III directors (Proposal 1);

•	the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal 2);

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3); and

•	The recommendation, on a non-binding advisory basis, as to the frequency of an advisory vote on the compensation of our named executive officers (Proposal 4).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the Board’s nominees to the Board (Proposal 1);

•	“FOR” the ratification of the selection of KPMG LLP (Proposal 2);

•	“FOR” the advisory resolution to approve the compensation of our named executive officers as described herein under “Proposal 3 – Advisory Vote on Executive Officer Compensation”; and

•

“FOR” the advisory resolution to set the frequency with which executive compensation will be subject to future advisory stockholder votes as described herein under “Proposal 4 – Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes.”

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Openwave. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record of Openwave’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice. If you request printed copies of the proxy materials by mail, you may vote by proxy by Internet by following the directions found on the proxy card.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, toll free 1-800-579-1639, and following the directions, found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

We provide Internet and telephonic proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access or telephonic voting, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the vote instruction form you received.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number, and following the directions, found on the vote instruction form you received.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 12, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you submit a proxy by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card, or vote with respect to each Notice, to ensure that all of your shares are voted.

May I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date, or vote again by telephone or over the Internet;

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2100 Seaport Blvd., Redwood City, CA 94063; or

•	You may attend the annual meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, or telephone or internet proxy, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for the 2012 annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 23, 2012, to our Corporate Secretary at 2100 Seaport Blvd., Redwood City, CA 94063; however, if our 2012 annual meeting of stockholders is held before November 1, 2012 or after December 31, 2012, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between August 3, 2012 and September 2, 2012; however, if our 2012 annual meeting of stockholders is held before November 1, 2012 or after December 31, 2012, your proposal must be received not more than 10 days after the earlier to occur of notice of the date of the meeting was mailed or the date we first publicly announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner does not provide voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters include director elections (whether contested or uncontested) and matters involving a contest or a matter that may substantially affect the rights and privileges of stockholders.

Our election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the advisory vote on the frequency of holding an advisory vote on executive compensation (Proposal 4) are considered to be “non-routine” matters and as a result, brokers and nominees cannot vote your shares on these proposals in the absence of your direction. The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012 (Proposal 2) is considered to be a “routine” matter and, as a result, brokers and nominees will be able to vote your shares on this proposal in the absence of your direction.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Withheld” and broker non-votes with respect to the election of directors, and “For” and “Against” votes, abstentions and broker non-votes, with respect to all other matters. The ratification of our independent registered public accounting firm is a routine matter on which we expect that brokers and other nominees will be entitled to vote without receiving instructions from the beneficial holder of the applicable shares of common stock. Accordingly, we expect no broker non-votes will result from this proposal; however, if any broker non-votes are submitted, they will have the same effect as an “Against” vote. The other proposals may result in broker non-votes; however, these will have no effect on or be counted towards the total votes for such other proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the three nominees receiving the most “FOR” votes at the meeting in person or by proxy will be elected. For Proposal 4, the advisory vote on the frequency of holding an advisory vote on executive compensation in the future, the option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency that is preferred by our stockholders. All other matters require for approval the favorable vote of a majority of the votes present and entitled to vote on the applicable matter at the Annual Meeting in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 85,739,914 shares outstanding and entitled to vote. Thus 42,869,958 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

If you are a holder of record, your shares will be counted towards the quorum only if you submit a valid proxy or are present at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present and entitled to vote at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is currently comprised of eight directors. Our Certificate of Incorporation divides the Board into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term, or, if applicable for mid-term nominees and appointees, to complete the term of that class of director, and until their successors are duly elected and qualified, or their earlier resignation or removal. The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, the Class III directors, Peter A. Feld, Gerald D. Held and David C. Nagel, to stand for election at this 2011 Annual Meeting of Stockholders. Mr. Feld was recommended by Starboard Value LP, a stockholder of Openwave. The election of Class I directors will occur at the 2012 Annual Meeting of Stockholders, and the election of Class II directors will occur at the 2013 Annual Meeting of Stockholders. If any nominee for any reason is unable to serve, or will not serve, as a director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee may recommend and the full Board may approve. We are not aware of any nominee who will be unable to serve, or will not serve, as a director.

The names of the nominees for election as Class III directors at the 2011 Annual Meeting of Stockholders and of the incumbent Class I and Class II directors and certain information about them, as of October 15, 2011, are set forth below:

Name	Age	Positions and Offices Held With Openwave
Nominees for election as Class III Directors for a three-year term expiring at the 2014 Annual Meeting:

Peter A. Feld	32	Director and Chairman of the Board
Gerald D. Held	63	Director
David C. Nagel	66	Director

Incumbent Class II Directors with a term expiring at the 2013 Annual Meeting:
Patrick S. Jones	66	Director
Charles E. Levine	58	Director
Brian M. Beattie	58	Director

Incumbent Class I Directors with a term expiring at the 2012 Annual Meeting:
Robin A. Abrams	60	Director
Michael C. Mulica	48	Director and Chief Executive Officer

Business Experience of Directors

The information with respect to each director includes the principal occupations in which he or she has been engaged, and the directorships in which he or she has served, in each case during the past five years. The information below is furnished by each respective director. There are no family relationships among any of Openwave’s directors or its executive officers.

Robin A. Abrams has served as one of our directors since January 2008. Ms. Abrams is a private investor who currently serves as a member of the board of directors of HCL Technologies Ltd., a global offshore IT and software development company, Sierra Wireless, Inc., a leader in mobile computing and machine-to-machine (M2M) communications products and solutions that connect people, devices, and applications over cellular networks, and Lattice Semiconductor Corporation, the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director from 2004 to 2010. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams received her BA in political science and history and her JD from the University of Nebraska. The Nominating and Corporate Governance Committee believes that Ms. Abrams’ previous experience as an executive officer at several technology companies and her ability to serve as a financial expert on our audit committee make her an import resource for the Board as it assesses both financial and strategic decisions.

Brian M. Beattie has served as one of our directors since December 2010. Since January 2006, Mr. Beattie has served as the Chief Financial Officer of Synopsys, Inc. a world leader in software and IP for semiconductor design, verification and manufacturing. From October 1999 to December 2005, Mr. Beattie served as Chief Financial Officer and Executive Vice President of Finance and Administration at SupportSoft, Inc. Mr. Beattie began his career at Nortel Networks Corporation where he served for 19 years in a number of financial and operational roles. Mr. Beattie received a Bachelor of Commerce and an MBA in International Finance and Management from Concordia University. The Nominating and Corporate Governance Committee believes that Mr. Beattie’s experience as the Chief Financial Officer of a large public technology company and his executive-level expertise in the financial management of software companies, his financial expertise in general and his ability to serve as a financial expert on our audit committee make him an important resource for the Board as it assess both financial and strategic decisions.

Peter A. Feld has served as one of our directors since July 2011 and as our Chairman since September 2011. Since April 2011, Mr. Feld has served as a member of Starboard Principal Co GP LLC and a member of the Management Committees of Starboard Value GP LLC and Starboard Principal Co GP LLC. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to June 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC. Mr. Feld currently serves as a member of the board of directors of SeaChange International, Inc., a leading global multi-screen video software company. Mr. Feld previously served on the Board of Directors of CPI Corp. from July 2008 to July 2009 and on the Board of Directors of Sharper Image Company from August 2007 to January 2008. Mr. Feld received a BA in economics from Tufts University. The Nominating and Corporate Governance Committee believes that Mr. Feld’ s extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background makes him an important resource for the Board as it assesses business strategy.

Gerald D. Held, Ph.D., has served as one of our directors since April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting Group, LLC where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. From 2000 to 2001, Dr. Held was the acting Chief Executive Officer of Cantiga Systems. In 1998, Dr. Held was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. From 1993 to 1997, Dr. Held

was Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers, Inc. Dr. Held is a member of the board of directors of Informatica Corporation, a leading provider of enterprise data integration software, and NetApp, Inc., an provider of innovative storage and data management solutions that accelerate business breakthroughs and deliver outstanding cost efficiency. He is also a member of the board of directors and Vice Chairman of The Tech Museum of Innovation. Dr. Held previously served as a member of the board of directors of Business Objects S.A. Dr. Held received a BS in electrical engineering from Purdue University and his PhD from the University of California, Berkeley, in computer science, where he led the initial development of the INGRES relational database management system. Dr. Held also completed a Stanford Graduate School of Business Executive Education Program. The Nominating and Corporate Governance Committee believes that Dr. Held’s long tenure as a member of our Board and his extensive experience as an executive officer at several technology companies makes a strong contribution to the collective knowledge of our Board.

Patrick S. Jones has served as one of our directors since September 2007. Mr. Jones is a private investor who currently serves as the independent Chairman of the Board for Lattice Semiconductor Corporation, the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions, and as the Independent Chairman of the Board of Epocrates, Inc., a leading provider of mobile drug reference tools to healthcare professionals and interactive services to the healthcare industry, and Fluidigm Corporation, a leading developer, manufacturer and marketer of microfluidic systems for growth markets in the life science and agricultural biotechnology industries. Mr. Jones also serves as a director of several private venture backed companies in Europe and the United States. From 1998 to 2001, Mr. Jones served as Senior Vice President and Chief Financial Officer for Gemplus International SA (now Gemalto), a provider of secure card-based solutions. From 1992 to 1998, he served as Vice President, Finance-Corporate Controller at Intel Corp. From 1991 to 1992, Mr. Jones served as Chief Financial Officer at LSI Logic. Mr. Jones previously served as a member of the board of directors of QRS Corporation, a technology company that served the global retail trading community, Liberate Technologies, a provider of software for digital cable television systems, InterTrust Technologies Corporation, a provider of digital rights management solutions, and Novell, Inc., a leading provider of infrastructure software. Mr. Jones received his BA from the University of Illinois, with a concentration in economics, and his MBA from St. Louis University, with a concentration in finance. The Nominating and Corporate Governance Committee believes that, as a result of his long tenure in finance and executive positions as well as his experience with us, Mr. Jones brings substantial leadership skills and financial expertise to the Board, particularly through his roles as our Audit Committee Chairman and as an audit committee financial expert.

Charles E. Levine has served as one of our directors since October 2007 and served as our Chairman from January 2008 to September 2011. Mr. Levine is a private investor who currently serves as the independent Chairman of the Board for Sierra Wireless, Inc., a leader in mobile computing and machine-to-machine (M2M) communications products and solutions that connect people, devices, and applications over cellular networks. From 1997 to 2002, Mr. Levine held various positions with Sprint PCS, a wireless communications company, most recently as President. From 1994 to 1996, he served as President of Octel Services, a division of Octel Communications, and as a Senior Vice President of Octel Communications, a voicemail equipment and services provider. Mr. Levine previously served on the board of directors of: RCN Corporation, a facilities-based, competitive broadband telecommunications services provider of bundled cable, high-speed internet and phone services; Lexar Media, Inc., a provider of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology; @Road, Inc., a provider of mobile resource management solutions ; and L-I Identity Solutions, Inc., a provider of identity solutions and services. Mr. Levine received his BA in economics from Trinity College and his MBA from the Kellogg School of Management-Northwestern University. Mr. Levine is a member of the Institute of Corporate Directors in

Canada. The Nominating and Corporate Governance Committee believes that Mr. Levine’s tenure as chairman of the Board brings continuity to the Board and his extensive experience, knowledge and background in the telecommunications industry makes him an important resource for the Board as it assesses strategic decisions.

Michael C. Mulica has served as one of our directors and our Chief Executive Officer since October 2011. From June 2010 to July 2011, Mr. Mulica served as President and Head of Strategy and Corporate Development at Synchronoss Technologies, Inc., a leading provider of transaction management, cloud enablement and mobile connectivity services for connected devices, where he was primarily responsible for Synchronoss’s strategic and corporate development efforts. From December 2007 until June 2010, he served as the Chairman and Chief Executive Officer of FusionOne, a leader in mobile content portability which was acquired by Syncronoss in June 2010, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. From August 2003 until December 2007, he served as the Chairman and Chief Executive Officer of BridgePort Networks, a leader in mobile-to-Voice-Over-IP, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. He served as Senior Vice President of Worldwide Sales, Consulting and Support at Phone.com from October 1999 until its merger with Software.com in November 2000. Following the merger, which resulted in the formation of Openwave, he served as Senior Vice President of Worldwide Customer Operations of Openwave until 2003. In 2007, Mr. Mulica’s over 25 years of experience in the technology and communications industry, including experience with the formation of several multi-billion dollar technology segments, together with his role as Chief Executive Officer of Openwave, led to his appointment to the Openwave Board of Directors. Mr. Mulica holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University, a B.S. in Business from Marquette University, and a Graduate Certificate in International Business from the Copenhagen Business School. The Nominating and Corporate Governance Committee believes that Mr. Mulica’s experience as an executive officer at several technology companies, his experience in the telecommunications industry and his commitment to Openwave as our Chief Executive Officer contributed to the Board’s conclusion that he should serve as a director.

David C. Nagel, Ph.D. has served as one of our directors since January 2009. Dr. Nagel is a private investor who currently serves on the board of directors of Tessera Technologies, Inc., a semiconductor packaging technology developer, and on the board of directors of Leapfrog Enterprises, Inc., a leading designer, developer and marketer of innovative technology-based learning platforms and related proprietary content for children. Dr. Nagel also serves on the board of directors of Align Technology Inc., a designer, manufacturer and marketer of Invisalign, a proprietary method for treating malocclusion, and Vonage Holdings Corp., a leading provider of high-quality voice and messaging services over broadband networks. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. From April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Dr. Nagel earned a BS and an MS in engineering and a Ph.D. in perception and mathematical psychology, all from the University of California, Los Angeles. The Nominating and Corporate Governance Committee believes that Dr. Nagel’s industry knowledge and technical expertise provide an important perspective for our business strategy and corporate objectives.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees to the Board of Directors.

BOARD COMMITTEES AND MEETINGS

Board Committees and Meetings

During the fiscal year ended June 30, 2011, the Board held 16 meetings, comprised of five regular and 11 special meetings. During this period, each Board member attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served that were held during the period for which he or she was a director or committee member, as applicable. Scheduled Board meetings generally include a time for the independent directors to meet without management. The Board and its committees meet throughout the year as calendared in advance, and also hold special meetings and act by written consent in lieu of a meeting from time to time when appropriate.

Independence

As required under the applicable Securities and Exchange Commission (“SEC”) rules and the listing standards of the NASDAQ Global Market, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our General Counsel to ensure that the Board’s determinations are consistent with the relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent listing standards of the NASDAQ, as in effect at the time.

Consistent with these considerations, after review of the relevant transactions or relationships between each director, or any of his or her family members, and Openwave, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that, with the exception of Mr. Mulica due to his employment as the company’s Chief Executive Officer, all continuing members of the Board are, and William T. Morrow who served as a director from July 1, 2010 through December 1, 2010 was, independent within the meaning of the applicable NASDAQ listing standards. In making its determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Openwave other than as described below.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board may form new committees, re-allocate the responsibilities of one committee to another, disband a current committee or determine to form ad-hoc committees, from time to time.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is governed by a charter, a current copy of each of which is available on our website at http://www.openwave.com in the Investor section under Corporate Governance. Each of the Board’s standing committees has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities.

The current members of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are identified in the following table:

Directors	Audit Committee[1]	Compensation Committee[2]	Nominating & Corporate Governance Committee[3]
Robin A. Abrams	✓		Chair
Brian M. Beattie[4]	✓	✓
Peter A. Feld[5]			✓
Gerald D. Held		Chair	✓
Patrick S. Jones	Chair
Charles E. Levine		✓	✓
David C. Nagel		✓

[1]

During the fiscal year ended June 30, 2011, the Audit Committee consisted of Ms. Abrams and Messrs. Jones and Levine from July 1, 2010 until January 27, 2011; thereafter, the Audit Committee consisted of Messrs. Jones and Beattie and Ms. Abrams.

[2]

During the fiscal year ended June 30, 2011, the Compensation Committee consisted of Messrs. Held, Levine, Morrow and Nagel from July 1, 2010 to December 1, 2010; Messrs. Held, Levine and Nagel from December 1, 2010 to December 20, 2010; thereafter the Compensation Committee consisted of Messrs. Beattie, Held, Levine and Nagel.

[3]

During the fiscal year ended June 30, 2011, the Nomination and Corporate Governance Committee consisted of Messrs. Held and Morrow and Ms. Abrams from July 1, 2010 until December 1, 2010; Ms. Abrams and Mr. Held from December 1, 2010 to January 27, 2011; and thereafter Ms. Abrams and Messrs. Held and Levine. On July 27, 2011 Mr. Feld joined the Nominating and Corporate Governance Committee.

[4]	Mr. Beattie was appointed to the Board on December 20, 2010.
[5]	Mr. Feld was appointed to the Board on July 27, 2011.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and considers and reports to the Board with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with our independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. The Audit Committee charter requires that each of the members of the Audit Committee is (i) independent, as defined under SEC rules and NASDAQ listing standards, (ii) financially literate (able to read and understand financial statements at the time of appointment), and that (iii) at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter.

The Board determined that each member of the Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the NASDAQ listing standards. The

Board has also determined that Messrs. Beattie and Jones and Ms. Abrams each qualified as an “audit committee financial expert” in accordance with SEC rules, based upon each member’s experience and understanding with respect to certain accounting and auditing matters. The Audit Committee held seven meetings during the fiscal year ended June 30, 2011.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee Openwave’s compensation and employee benefit programs and practices, including, but not limited to:

•

establishment of corporate goals and objectives relevant to the compensation of Openwave’s named executive officers and our other executive officers and evaluation of performance in light of these stated objectives;

•

evaluation of the performance of the named executive officers and determination and approval of, and in the case of our Chief Executive Officer recommendation to the Board for approval, the compensation and other terms of employment, including long-term incentive compensation, severance and change-in-control arrangements, of our named executive officers;

•

review and administration of Openwave’s general compensation plans and other employee benefit plans, including incentive-based compensation and equity compensation plans and other similar plans and programs; and

•	review with management Openwave’s Compensation Discussion and Analysis, including determination of whether to recommend that it be included in the proxy statement.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate to a subcommittee for any purpose it deems appropriate, including delegation to a subcommittee of the Board consisting of one or more members of the Board the authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by the Compensation Committee. The responsibilities and activities of the Compensation Committee are described in greater detail under the heading “Compensation Discussion and Analysis” below.

For executives other than the Chief Executive Officer, the Compensation Committee considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as awards to be granted. The Compensation Committee does not determine non-employee director compensation. Non-employee director compensation is determined by the Board pursuant to our Corporate Governance Principles. See “Corporate Governance Principles” below.

The Compensation Committee held four meetings during the fiscal year ended June 30, 2011.

See the description of the role of our independent compensation consultants, contained in the section entitled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating individuals to serve as our directors, advising the Board with respect to its composition, procedures and committees, evaluating incumbent directors, and assessing the performance of management. The Nominating and Corporate Governance Committee also oversees the development of our corporate governance matters. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is committed to a diversified board, seeking members from various professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional integrity. However, the Nominating and Corporate Governance Committee does not have a policy with respect to diversity, and does not affirmatively consider diversity in selecting Board nominees other than as set forth in the previous sentence. In furtherance thereof, the Nominating and Corporate Governance Committee evaluates Board nominees, which evaluation applies to both new director candidates as well as incumbent directors, in the context of the current composition of the Board, the operating requirements of Openwave and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Openwave to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee typically reviews such directors’ overall service to Openwave during their term, including (i) the number of meetings attended, (ii) the level of participation, (iii) the quality of performance, (iv) and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee arranges for as many members of the Nominating and Corporate Governance Committee as it determines advisable to interview each potential candidate it is considering recommending to the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee believes that a candidate for director should have certain minimum qualifications. The Nominating and Corporate Governance Committee will generally consider such factors as (i) possessing relevant expertise upon which to be able to offer advice and guidance to management, including public company board experience and international business experience, (ii) the ability to read and understand basic financial statements, (iii) having sufficient time to devote to the affairs of Openwave, (iv) a reputation for personal integrity and ethics, (v) demonstrated excellence in his or her field, (vi) having the ability to exercise sound business judgment and (vii) the commitment to rigorously represent the long-term interests of the stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee reserves the right to modify these factors from time to time, taking into account the current needs of the Board in an effort to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of the Board or our executives, or, at the discretion of the Nominating and Corporate Governance Committee, an independent search firm. During fiscal 2011, the Nominating and Corporate Governance Committee retained the services of Spencer Stuart, an executive search consulting firm, to assist in the identification and evaluation of potential director nominees for the Board. On December 20, 2010, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, elected Brian Beattie to the Board. On July 27, 2011, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, elected Peter A. Feld to the Board.

The Nominating and Corporate Governance Committee does not intend to evaluate any nominee for director recommended by a security holder any differently than other nominees. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to: Chairman, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Blvd., Redwood City, CA 94063.

The Nominating and Corporate Governance Committee held nine meetings during the fiscal year ended June 30, 2011.

Director Attendance at Stockholder Meetings

Although we do not have a policy regarding director attendance at stockholders meetings, all of our directors are invited to attend. Three members of our Board attended the 2010 annual meeting of stockholders.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or the Chair of any such committee by mail. All such correspondence may be sent addressed to the Board, any committee or any individual director, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Blvd., Redwood City, CA 94063.

All stockholder communications will be opened and reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies and send one copy to each director who is a member of the group or committee to which the envelope is addressed.

Corporate Governance Principles

Openwave, the Board and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as SEC rules and NASDAQ listing standards. The Board and each of its committees intend to comply with all applicable rules, and will implement other corporate governance practices as the Board and its committees deem appropriate. The Board and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and NASDAQ.

The Board has adopted, pursuant to the recommendations of the Nominating and Corporate Governance Committee, Corporate Governance Principles that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value. These principles are intended to assist the Board in the exercise of its responsibilities. These principles are subject to modification from time to time by the Board pursuant to recommendations of the Nominating and Corporate Governance Committee. A copy of the Corporate Governance Principles is available on our website at http://www.openwave.com in the Investor section under Corporate Governance.

Code of Business Conduct and Ethics

The Board has adopted the Code of Conduct and Ethics (the “Code”) that applies to all of our employees, including the principal executive officer, principal financial officer and principal accounting officer, and to all of our directors. The Code is available on our website at http://www.openwave.com in the Investor section under Corporate Governance. Openwave intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waivers from, a provision of the Code, with respect to any director or executive officer, if any, by timely disclosing amendments and waivers on our website at www.openwave.com.

Board Leadership Structure

Pursuant to our Corporate Governance Principles, the Board is free to choose its chairman of the board in any manner that it deems best for Openwave at any given time. As such, it does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Openwave at that time. Since January 2008, we have had a separate non-employee chairman and chief executive officer. By separating the roles of chief executive officer and chairman, the chief executive officer is able to focus his time and attention managing Openwave and to leverage the experience and perspective of our chairman, who is well positioned to provide our chief executive officer with guidance, advice and counsel regarding our business, operations and strategy. The separation of roles also enables the chairman to provide more objectivity as it relates to board decisions and leadership. The Board believes that its current leadership structure is in the best interest of the stockholders at this time.

The Board of Directors’ Role in Risk Oversight

The Board has an active role in overseeing the management of Openwave’s risks, which oversight it conducts directly as well as through its various standing committees that monitor risks inherent to their respective areas of oversight. In particular, the Board oversees management’s monitoring and assessing strategic risk exposure, including information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors legal and regulatory compliance, in addition to oversight of the performance of our internal controls and SOX related activities. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks. The Compensation Committee oversees the management of risks relating to Openwave’s compensation policies and programs and monitors whether our policies and programs have the potential to encourage excessive risk taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governances principles, including the risks associated with director independence and conflicts of interest, and it reviews risks related to legal and regulatory compliance as they relate to corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, each committee regularly reports such risks to the entire Board.

Compensation Risk Assessment

The Compensation Committee considers, in establishing and reviewing our compensation programs, whether the program encourages unnecessary or excessive risk taking. Our compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by using a combination of compensation components, including base salary, short-term cash incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. Based on the forgoing, the Compensation Committee has determined that our compensation programs do not encourage excessive risk taking and that our compensation policies and practices are not reasonably likely to have a material adverse effect on our business and operations. For a discussion of the primary components of the compensation packages for our named executive officers, please see the section below entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis.”

Director Stock Ownership Guidelines

On November 23, 2009, the Board amended the Director Stock Ownership Guidelines to increase the recommended stock ownership amount from $25,000 to three times the annual retainer, equivalent to $75,000 based on the current $25,000 annual retainer. Under these guidelines, directors have a four year period from the date of the amendment over which to achieve the target ownership level. As of October 15, 2011, six of our directors had fully reached the minimum requirements and the remaining two directors were still in the phase-in period to acquire the recommended number of shares.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, all of whom are independent directors, are Gerald D. Held (Chair), Brian M. Beattie, Charles E. Levine and David C. Nagel. None of the members of the Compensation Committee during fiscal 2011 (i) was an officer or employee of Openwave or any of our subsidiaries, (ii) was formerly an officer of Openwave or any of our subsidiaries, or (iii) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions in this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval and Ratification of Transactions with Related Persons

Our Code, generally described under the heading “Code of Business Conduct and Ethics” above, provides our written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and our interests. The Audit Committee is responsible for interpreting our Code, reviewing reports of alleged breaches of such Code and to grant waivers of or approve amendments of such Code. The General Counsel and Audit Committee are responsible for reviewing past or proposed transactions between Openwave and related persons.

Our Code requires all of our employees, executives, directors, agents and representatives, including contractors and contingent workers, to avoid any activity or personal interest that creates or appears to create a conflict of interest with us, and requires all of our personnel to disclose any such activity or interest to management. Openwave employees and directors must disclose any relationship with outside firms where the Openwave employee has any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their supervisors, the General Counsel or the Associate General Counsel, and management is directed to review and make a report to the General Counsel. The General Counsel or his/her designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to the Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented. Our directors and executive officers are required to obtain the prior written approval of the Audit Committee, or its designated member, following the full disclosures of all facts and circumstances before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Related Transactions

Since July 1, 2010, there has not been, nor are there currently proposed, any transaction or series of similar transactions to which we were, or are to be, a party in which the amount exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than the compensation arrangements described below under the headings “Compensation of Executive Officers-Fiscal 2011” and “Director Compensation.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for any transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under the foregoing provisions, or otherwise. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. We believe that these provisions and agreements are necessary to attract and retain qualified people to serve as our directors and executive officers.

EXECUTIVE OFFICERS

Our current executive officers and their ages as of October 15, 2011 are as follows:

Name	Age	Position
Michael C. Mulica	48	Chief Executive Officer
Anne K. Brennan	46	Senior Vice President and Chief Financial Officer
John Charters	49	Senior Vice President, Worldwide Sales
John P. Giere	48	Senior Vice President, Products and Marketing
Sean MacNeill	40	Senior Vice President, Engineering and Global Services
Bruce K. Posey	59	Senior Vice President, General Counsel and Corporate Secretary

The address of each executive officer is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

Michael C. Mulica. The biography of Mr. Mulica is provided with the biographies of our other directors under Proposal 1.

Anne K. Brennan has served as our Senior Vice President and Chief Financial Officer since April 2010. Ms. Brennan served as our Interim Chief Executive Officer from September 2011 to October 2011. From July 2008 to April 2010, Ms. Brennan served as our Vice President, Head of Finance; from January 2008 to July 2008, she served as our Interim Chief Financial Officer; from 2006 to 2008, she served as our Vice President of Finance; from 2005 to 2006, she served as our Director of Corporate Financial Planning and Analysis; and from 2001 to 2005, she served as the International Controller of Openwave Systems, Limited, one of our wholly-owned subsidiaries. Ms. Brennan has a B.A. in Accountancy from Glasgow Caledonian University and is a Fellow of the Association of Chartered Certified Accountants.

John Charters has served as our Senior Vice President since March 2011. From August 2009 to March 2011, Mr. Charters provided consulting services to various technology companies. From November 2004 to August 2009, Mr. Charters served as the Chief Operating Officer of iPass Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers, where he was responsible for global sales, product management, product development, engineering and customer care. From July 2003 to November 2004, Mr. Charters served as the Chief Executive Officer of the Charters Group, an independent consulting services company. From April 2002 until July 2003, Mr. Charters served as the Chief Executive Officer of Expanets Communications, a majority owned subsidiary of Northwestern Corporation and a reseller of voice and data equipment. In September 2003, Northwestern Corporation voluntarily filed for bankruptcy. From December 1999 until February 2002, Mr. Charters served as a Founder and Chief Executive Officer of Qwest CyberSolutions, a joint venture formed by Qwest Communications and KPMG Consulting and a provider of complex business applications hosting and management services nationwide. Mr. Charters was the subject of a broad SEC investigation that included his activities while at Expanets, Inc., a subsidiary of Northwestern Corporation, alleging that Mr. Charters had partial responsibility for material misrepresentations and omissions in Northwestern’s public filings with the SEC and in other public statements. Mr. Charters was employed at Expanets from April 2002 to July 2003. In 2007, Mr. Charters settled a civil action brought by the SEC without admitting or denying guilt. In connection with the settlement, Mr. Charters paid a civil penalty of $50,000. Mr. Charters received his BS in electrical engineering and his MBA in marketing from Gonzaga University.

John P. Giere has served as our Senior Vice President, Products and Marketing since July 2009. From November 2008 to July 2009, Mr. Giere served as the President of G4G Advisory Services, a private advisory services company, where he provided consulting services in strategic planning through operational engagements for fuel cell, solar and high tech alternative energy and green companies. From November 2003 to November 2008, Mr. Giere served as the Chief Marketing Officer of Alcatel-Lucent, NA, a global provider of fixed, mobile and communications solutions. In his role as Chief Marketing Officer, Mr. Giere spearheaded global marketing initiatives and go-to-market strategies which led to the successful positioning and sales of new solutions. Mr. Giere received his BSBA in business finance from Georgetown University and his MBA from the University of Maryland. Mr. Giere completed a Senior Executive Management Program at Columbia University and is a Certified Project Management Professional. Mr. Giere also serves a member of the Board of Director and the Executive Committee of the Telecommunications Industry Association.

Sean MacNeill has served as our Senior Vice President, Engineering and Global Services since January 2011. From March 2010 to January 2011, Mr. MacNeill served as our Senior Vice President of Services and General Manager of America Sales. From January 2008 to March 2010, Mr. MacNeill served as our Vice President and General Manager, Service Management and Global Services. From May 2007 to January 2008, Mr. MacNeill served as our Vice President and General Manager, Americas. From December 2000 to May 2007, Mr. MacNeill held several positions with Solunet, Inc. (formerly Dynavar Corporation), an integrated communication solutions provider in voice, data, and video networking solutions, including Chief Operating Officer from August 2006 to May 2007, where he was responsible for professional services, customer support services, engineering, marketing, and information technology. He served as Solunet’s President and Chief Operating Officer from September 2006 to August 2006, Senior Vice President of Sales and General Manager from February 2002 to September 2005, and Vice President of Sales, Western North America from December 2000 to February 2002. Mr. MacNeill received his BA in Anthropology and his MBA from the University of Victoria.

Bruce K. Posey has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2009. From August 2005 to January 2009, he served as the Senior Vice President, General Counsel and Secretary of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers, and from July 2002 to August 2005 he served as its Vice President, General Counsel and Secretary. In his role as Senior Vice President, General Counsel and Secretary at iPass, Mr. Posey managed the legal team and played a key role in setting policies and developing standards and practices. From August 2000 to March 2001, Mr. Posey served as General Counsel and Corporate Secretary for AuraServ Communications, Inc., a managed service provider of broadband voice and data applications that ceased operations in March 2001. From February 1997 to July 2000, Mr. Posey served as Senior Vice President — Federal Relations and Regulatory Law for US West Communications, a telecommunications company. From September 1994 to February 1997, Mr. Posey served as Vice President, Public Policy and External Affairs for MediaOne, Inc., a broadband cable and communications company. Mr. Posey received his BS in political science from the University of Oregon and his JD from the University of Michigan Law School.

Former Chief Executive Officer

Kenneth D. Denman, age 53, served as one of our directors from April 2004 to September 2011 and as our Chief Executive Officer from November 2008 to September 2011. From October 2001 to November 2008, Mr. Denman served as President and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers, and served as a director from December 2001 to November 2008 and as its Chairman from January 2003 to November 2008. In his role as Chief Executive

Officer of iPass, Mr. Denman was responsible for the leadership and strategic direction of iPass, managing iPass and its executive team, and overseeing the overall operations of iPass, a company with approximately $190 million in revenues and approximately 500 employees. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer, Wireless at MediaOne International, a broadband cable and communications company. Mr. Denman also serves as a member of the board of directors of ShoreTel, Inc. Mr. Denman is also a member of the University of Washington, Foster School of Business Advisory Board. Mr. Denman received his MBA from the University of Washington and a BS in accounting from Central Washington University. The Nominating and Corporate Governance Committee believed that Mr. Denman’s extensive knowledge of and experience in the telecommunications industry and his knowledge of and commitment to Openwave as our Chief Executive Officer contributed to the Board’s conclusion that he should serve as a director. Mr. Denman resigned as a director and executive officer in September 2011.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 2010 by: (a) each director and nominee for director named in Proposal 1; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all such executive officers and directors of Openwave as a group; and (d) all those known by Openwave to be beneficial owners of more than five percent (5%) of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of October 15, 2011 approximately 85,739,914 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of October 15, 2011, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates the total number of shares beneficially owned by the following persons, including shares subject to options exercisable within 60 days of October 15, 2011; however, unless otherwise indicated, these shares do not include any options or restricted stock awarded after October 15, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael C. Mulica(2)	0	*
Kenneth D. Denman(3)	1,585,247	1.8%
Anne K. Brennan(4)	282,225	*
Sean MacNeill(5)	260,887	*
Bruce K. Posey(6)	260,833	*
John P. Giere(7)	231,353	*
John Charters(8)	52,221	*
Gerald Held(9)	324,000	*
Charles E. Levine(10)	246,000	*
Patrick S. Jones(11)	146,000	*
Robin A. Abrams(12)	144,000	*
David C. Nagel(13)	94,000	*
Brian Beattie(14)	18,000	*
Peter A. Feld(15)	8,513,000	9.9%
All Directors and executive officers as a group (13 persons)(16)	10,590,591	11.9%
Entities affiliated with S Squared Technology, LLC 515 Madison Avenue New York, NY 10022(17)	9,148,900	10.7%
Entities affiliated with Starboard Value LP 599 Lexington Avenue, 19th Floor New York, NY 10022(18)	8,513,000	9.9%
Kingdon Capital Management
152 West 57th Street, 50th Floor New York, NY 10019 (19)	6,800,000	7.9%
Tocqueville Asset Management L.P. 40 West 57th Street, 19th Floor New York, NY 10019	6,581,930	7.7%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,133,292	6.0%

*	Less than 1% of the outstanding shares of common stock.

(1)	This table is based upon information supplied by each officer, director or beneficial owner of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the table, the address for each person named above is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063
(2)	Michael Mulica was appointed to serves as Openwave’s Chief Executive Officer and President effective October 6, 2011. On November 15, 2011, subject to his continued employment with Openwave, Mr. Mulica will be granted an option to purchase 1,500,000 shares of our common stock.
(3)	Includes 1,453,247 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(4)	Includes 268,675 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(5)	Mr. MacNeill was appointed to serve as Openwave’s Senior Vice President, Engineering and Global Services, effective January 28, 2011. The amount reported for Mr. MacNeill includes 254,887 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(6)	Consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(7)	Consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(8)	Mr. Charters was appointed to serve as Openwave Senior Vice President, Worldwide Sales, effective March 28, 2011. The amount reported for Mr. Charters consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(9)	Includes 140,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(10)	Includes 74,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(11)	Includes 74,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(12)	Includes 72,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(13)	Includes 54,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011.
(14)	Mr. Beattie was appointed to our Board effective December 20, 2010. None of the options granted to Mr. Beattie in connection with his appointment to the Board are exercisable within 60 days of October 15, 2011.
(15)	Consists solely of 8,513,000 beneficially owned by entities affiliated with Starboard Value LP. See footnote 16 below. Mr. Feld was appointed to our Board effective July 28, 2011. None of the options granted to Mr. Feld in connection with his appointment to the Board are exercisable within 60 days of October 15, 2011.
(16)	Includes 2,921,216 shares issuable upon exercise of outstanding options exercisable within 60 days of October 15, 2011. Reflects beneficial ownership of all current directors and executive officers.
(17)

Based solely on information furnished in a Schedule 13G/A filed with the SEC on February 11, 2011 jointly by S Squared Technology, LLC, S Squared Capital II Management, LLC, S Squared Technology Partners, L.P., Seymour L. Goldblatt and Kenneth A. Goldblatt, in which S Squared Technology, LLC reports beneficial ownership of 6,570,100 shares of our common stock (as to which it has sole voting and dispositive powers), S Squared Capital II Management, LLC reports beneficial ownership of 2,578,800 shares of our common stock (as to which it has sole voting and dispositive powers), S Squared Technology Partners, L.P. reports beneficial ownership of none of shares of our common stock, and Seymour L. Goldblatt and Kenneth A. Goldblatt each report beneficial ownership of 9,148,900 shares of our common stock (as to which each has sole voting and dispositive powers) representing the combined holdings of the reporting entities. Messrs. Seymour and Kenneth Goldblatt are control persons of each of S Squared Technology, LLC, S Squared Capital II Management, LLC and S Squared Technology Partners, L.P., and each disclaims any beneficial ownership interest of the shares held by any funds for which these entities act as an investment adviser, except for that portion of such shares that relates to his economic interest in such shares, if any.

(18)	Based solely on information furnished in a Schedule 13D/A filed with the SEC on September 12, 2011, jointly by Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value LP, Starboard Value GP LLC, Starboard Principal CO LP, Starboard Principal CO GP LLC, Jeffery C. Smith, Mark Mitchell and Peter A. Feld in which Starboard Value and Opportunity Master Fund Ltd reports beneficial ownership of 5,836,394 shares of our common stock (as to which it has sole voting and dispositive powers), Starboard Value and Opportunity S LLC reports beneficial ownership of 2,676,606 shares of our common stock (as to which it has sole voting and dispositive powers), and each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal CO LP and Starboard Principal CO GP LP each report beneficial ownership of the 8,513,000 shares of our common stock collectively beneficially owned by Starboard Value and Opportunity Master Fund Ltd and Starboard Value and Opportunity S LLC (as to which each has sole voting and dispositive powers), and Jeffery C. Smith, Mark Mitchell and Peter A. Feld each report beneficial ownership of the 8,513,000 shares of our common stock collectively beneficially owned by Starboard Value and Opportunity Master Fund Ltd and Starboard Value and Opportunity S LLC (as to which each has shared voting and dispositive powers), representing the combined holdings of the reporting entities.
(19)	Based solely on information furnished in a Schedule 13G filed with the SEC on September 9, 2011 by Kingdon Capital Management, L.L.C. and Mark Kingdon (reporting beneficial ownership of 6,800,000 shares as to which each has shared voting and dispositive powers).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file, with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended June 30, 2011, all executive officers, directors and 10% stockholders of Openwave complied with applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Kenneth D. Denman[1]	Chief Executive Officer
Anne K. Brennan[2]	Senior Vice President and Chief Financial Officer
John P. Giere	Senior Vice President, Products and Marketing
Sean MacNeill	Senior Vice President, Engineering and Global Services
Bruce K. Posey	Senior Vice President, General Counsel and Corporate Secretary

1	Mr. Denman resigned as Chief Executive Officer in September 2011.
2	Ms. Brennan was appointed Interim Chief Executive Officer in September 2011 and served in such capacity until October 2011.

Overview of Compensation Program and Philosophy

We continue to operate in a competitive, dynamic and challenging industry in the San Francisco Bay Area. The Compensation Committee believes that our compensation programs for executive officers, including named executive officers, should be designed to meet the following objectives:

•	attract and retain top performing executive officers who possess the high-quality skills and talent necessary to achieve our business objectives;

•

provide an executive compensation structure based on “pay for performance” that is not only competitive in our geographic area and industry sector, but is also internally equitable and consistent based on the level of responsibilities for each executive position;

•	motivate and reward executive officers to perform to the best of their abilities in order to achieve these objectives; and

•	align our financial results and compensation paid to our executive officers in an effort to achieve both our current year and longer-term strategic business goals and objectives.

To meet these objectives, the Compensation Committee has implemented an executive compensation program based on the following policies:

•

pay executive officers base salaries that are competitive with the practices of other San Francisco Bay Area software companies and other relevant industries that are similar in size, with compensation set at levels that will attract and retain top quality executive talent;

•	pay for performance through a corporate bonus program that links compensation to measurable corporate performance targets and through merit increases based on company and personal performance;

•	create a sense of accountability surrounding strategy execution and key business objectives achievement; and

•	align the interests of our executive team, including our named executive officers, with those of our stockholders and reward them for creating stockholder value.

The Compensation Committee is responsible for enabling compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements of our executive officers, including annual base salary, annual incentive bonus, equity compensation, employee benefits and perquisites, if any, and severance and change of control benefits. Historically, our compensation philosophy has been generally to compensate our executive officers at approximately the 50th percentile of our peer group companies for target performance, with respect to each element of our executive compensation. However, at the Compensation Committee’s sole discretion, it could provide compensation below, or in excess of, the 50th percentile peer group companies taking into account, among other things, (i) the current economic and employment climate, (ii) the belief that an executive officer’s experience is key to our success, (iii) an executive officer’s role that does not exactly match the benchmarking data, (iv) an executive officer’s performance and on-going responsibilities, and (v) retention concerns. For the fiscal year ended June 30, 2011, due to the overall company performance and the continued impact of the ongoing global recession, the Compensation Committee determined not to change the salaries and target cash compensation of our named executive officers in fiscal 2011, and, thus, it did not base the total target compensation of each of our executive officers against the 50th percentile of our peer group companies.

Role of the Compensation Committee

The Compensation Committee approves, administers and interprets our executive compensation program. Taking into account Openwave’s policies and objectives, the Compensation Committee has structured our compensation program to motivate our executive officers s to achieve the business goals set by the Board and reward our executive officers for achieving such goals. The Compensation Committee utilizes a benchmarking process to help determine the base salary, short-term cash incentive and long-term incentive compensation targets for our executive officers, including named executive officers. The Compensation Committee makes all compensation decisions, including equity awards, for the executive officers taking into consideration recommendations, if any, from management, the Human Resources Department and independent compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions

Generally, the Chief Executive Officer reviews the performance of each of our named executive officers as well as the other members of our executive management team, presents his findings to the Compensation Committee and makes recommendations to the Compensation Committee for compensation components applicable to the fiscal year under consideration, including, but not limited to, base salary, short-term cash incentives and long-term equity incentives for each of the executive officers. The Chief Executive Officer may be assisted by the Human Resources Department and independent compensation consultants in formulating these recommendations. The Compensation Committee considers the recommendations of the Chief Executive Officer, but makes its own final determination with respect to the compensation of each of our executive officers. Further, the Compensation Committee either alone, or in consultation with the full Board, reviews the performance of the Chief Executive Officer.

Executive Compensation Consultant

The Compensation Committee Charter grants the Compensation Committee the sole authority to retain and terminate outside compensation consultants to assist the Compensation Committee in analyzing executive compensation and discharging its related duties. The Compensation Committee retained the services of Radford, an Aon Consulting Company, as an independent compensation consultant for fiscal 2011. Radford has served as the Compensation Committee’s compensation consultant since November 2009.

During fiscal 2011, Radford reported directly to the Compensation Committee. Radford provided limited advice to the Human Resources Department regarding equity grant guidelines and equity data analysis for our non-executive employees (as authorized by the Chair of the Compensation Committee). In addition, our Chief Executive Officer consulted with Human Resources and representatives of Radford in connection with compensation matters relating to the promotion of Sean MacNeill to senior vice president, engineering and global services, following which, he made recommendations to the Compensation Committee as to the appropriate compensation components.

During fiscal 2011, Radford provided the following services to the Compensation Committee:

•	Reviewed and provided recommendations on composition of the peer group and provided compensation data relating to executive officers at the selected peer group companies;

•	Conducted a comprehensive review of the total compensation arrangements for all of our executive officers;

•	Provided advice on executive officers’ compensation;

•	Updated the Compensation Committee on emerging trends/best practices in the area of executive compensation; and

•	Reviewed the Compensation Discussion and Analysis for inclusion in this proxy statement.

Peer Company Executive Compensation Comparison

The Compensation Committee, with the advice of its independent compensation consultant, reviews and updates our peer group, as necessary, to ensure that the comparisons are meaningful. For fiscal 2011, the criteria identified by the Compensation Committee to be used for selecting our peer group included, but was not limited to, similarly-sized technology companies with a market capitalization of less than one billion dollars, primarily focused on software/software programming, with revenues of between $100 million and $400 million, with a median number of approximately 916 employees. To assist the Compensation Committee in its deliberations on executive compensation for fiscal 2011, Radford collected and analyzed data against these criteria to provide recommendations to the Compensation Committee on the composition of our peer group.

For fiscal 2011, the companies comprising our peer group included:

Actuate	Magma Design Automation	Saba Software	Websense
Advent Software	Microstrategy	Shutterfly
Blackbaud	Motricity	Smith Micro Software
Bottomline Technologies	Pegasystems	Taleo
IXIA	QAD	TeleNav

Components of Executive Compensation

Consistent with our compensation philosophy, our executive compensation package consists of three main components: base salary, short-term cash incentive compensation and long-term equity incentive compensation. The Compensation Committee has determined that these three components, with the short-term cash incentive compensation and long-term equity incentive compensation portions of total compensation allocated to “at-risk” performance-based incentives, thereby linking pay to performance, best align the interest of our executive officers with those of our stockholders. In addition, the Compensation Committee believes that the elements that comprise the overall compensation for our executive officers enable us to offer competitive compensation packages to attract and retain the talent we need to pursue our strategic goals.

The Compensation Committee reviews relevant market compensation data, as provided by Radford and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation is competitive.

Base Salary

The Compensation Committee believes that appropriate base salaries should be used to recognize the experience, skills, knowledge and responsibilities required of each of our executive officers and to allow us to attract and retain officers capable of leading us toward the achievement of our business goals in competitive market conditions. At least on an annual basis, the Compensation Committee reviews the base salaries of our executive officers and, if necessary, adjustments are made to reflect the performance and achievement of corporate and strategic goals, for the individual as well as Openwave, and to reflect competitive market conditions. In addition, the Compensation Committee takes into account each executive officer’s ability: (i) to lead, organize and motivate others; (ii) to develop the skills necessary to mature with Openwave; (iii) to set realistic goals to be achieved for his or her area of responsibility; and (iv) to pursue new business opportunities that will enhance our growth and success.

In June 2010, the Compensation Committee reviewed the base salaries of our executive officers using the same methodology employed for setting base salaries in fiscal 2010. The Compensation Committee concluded that although significant competition remained for executive talent in our industry, the impact of global economic conditions would continue to impact our overall business performance. Thus, for the fiscal year ended June 30, 2011, the Compensation Committee determined that it would be in our best interest and the best interests of our stockholders to maintain the annual base salaries of our named executive officers at the same level as the annual base salary for the fiscal year ended June 30, 2010.

Short-term Cash Incentives

Our short-term cash incentives are designed to provide cash incentive awards, expressed as a percentage of base salary, based on achievement of corporate financial performance goals. For fiscal 2011, consistent with fiscal 2010, the Compensation Committee determined that short-term cash incentive pay would be paid in two installments, one for performance in the first half of the fiscal year, and one for performance in the second half of the fiscal year, and would be tied to corporate year-to-date bookings and year-to-date operating profit/loss, as it aligns our executive officers with the employees within the field organization whose compensation is based on bookings which are more directly influenced by our employees efforts; and because bookings attainment was more reflective of the success of the current executive team in the current fiscal year than revenue, which may have been realized in the current fiscal year but was attributable to the efforts of others in prior years. In addition for fiscal 2011, the Compensation Committee determined that our executive officers should continue to be measured and rewarded only for operating plan financial milestones, with no management by objective component, to align our executive officers fully with Openwave’s operating results rather than with individual departmental goals and objectives. For these purposes, “bookings” was based on bookings-to-date less the amount of any bookings canceled during the relevant performance period and “operating profit/loss” was calculated on a non-GAAP basis, calculated pursuant to our non-GAAP results as reported for the relevant period, excluding expense related to the 2011 CIP (described below).

Our executive officers at the level of Vice President and above were eligible for semi-annual payments under our 2011 Executive Corporate Incentive Plan (the “2011 CIP”) that were tied solely to the achievement of corporate bookings and operating profit/loss as compared to the goals and objectives as set forth in our 2011 operating plan (the “2011 Operating Plan”), rather than to each individual’s performance. The Compensation Committee believed that the financial and profitability targets set forth in the 2011 Operating Plan were more likely to be achieved if our executive officers were provided with an incentive to work together at a high level of leadership and management pursuant to which they would, as a team, lead us to achieve the financial performance objectives set forth in the 2011 Operating Plan.

Each of the year-to-date targets, as set forth in the 2011 Operating Plan as specific year-to-date milestones, was measured against actual year-to-date company results, and a percentage of achievement was calculated. The 2011 Operating Plan was considered by the Board to be challenging and represented year over year growth that was within prevailing industry growth rates. The amount paid under the 2011 CIP equaled the amount of the executive’s base salary during the six-month performance period multiplied by his or her personal target percentage of base salary, multiplied by the applicable performance modifier set forth below. If a percentage of achievement was less than 80%, then the performance modifier for the component was deemed zero. If a percentage of achievement was 80% , the performance modifier for the component was 50%. If a percentage of achievement was 90%, the performance modifier for the component was 75%. If a percentage of achievement was 100%, the performance modifier for the component was 100%. If a percentage of achievement was 110%, the performance modifier for the component was 120%. If a percentage of achievement was 125% or greater, the performance modifier for the component was 150%. Each of the two performance measures was equally weighted and the overall performance modifier was the average of the two.

For performance falling between the ranges contained in the achievement description above, the performance modifier would have been determined as follows:

•	80%-100% achievement- the performance modifier would increase 2.5% for each additional percentage point of achievement; and

•	101%-125% achievement- the performance modifier would increase 2.0% for each additional percentage point of achievement.

The target incentive percentage for Mr. Denman was 100% of his annual base salary, which was unchanged from the prior year. Mr. Giere’s target incentive percentage was 90% of his annual base salary. The target incentive for our other name executive officers was 50% of their respective annual base salaries, which was unchanged from last year. In the cases of the Mr. Denman and Mr. Giere, the target incentive remained at 100% and 90%, respectively, to ensure that a significant portion of their cash compensation was linked to company performance.

At the time the corporate goals and objectives were set by the Board for fiscal 2011, the Compensation Committee believed that the 2011 CIP goals and objectives were challenging, but not unattainable by our executive officers. The 2011 CIP goals and objectives were not altered after they were adopted by the Compensation Committee. The effects of the global economic recession and its impact on our corporate bookings and operating profit/loss during the fiscal 2011 resulted in the failure to achieve the minimum company performance modifier for both the first and second performance periods. As such, none of our named executive officers received a cash incentive payment under the 2011 CIP during fiscal 2011. In connection with Mr. MacNeill’s promotion to Senior Vice President, Engineering and Global Services, the Compensation Committee approved a one-time bonus of up to $50,000 to be paid to Mr. MacNeill upon the attainment of certain financial and strategic objectives no later than June 30, 2011. Mr. MacNeill attained 75% of the financial and strategic objectives and received a one-time bonus in the amount of $37,500.

Long-Term Incentives

The Compensation Committee uses equity compensation to motivate and reward strong corporate performance and as a means to attract and retain valued executive officers. Our equity compensation plans serve to align the interests of our executive officers with those of our stockholders by rewarding them for stock price growth and the achievement of operational goals through the execution of our corporate strategy.

While the Compensation Committee continually evaluates the use of various equity vehicles (e.g. stock options, restricted stock and performance shares) for executive compensation, it generally awards stock options and/or restricted stock to our executive officers upon the commencement of their employment and once a year thereafter. The balance between stock options and restricted stock is recommended to the Compensation Committee by management and the Compensation Committee’s independent compensation consultant, if any, and the percentage allocation is consistently applied to our executive officers. However, because our stock price traded at or below $1.50 throughout fiscal 2009, the Compensation Committee decided to only award stock options rather than a combination of stock options and restricted stock awards to our executive officers in fiscal 2009, as the Compensation Committee believed that stock options provided greater incentives for our executive officers to perform. As our common stock traded at a level that failed to represent a significant difference in value between stock options and restricted stock during fiscal 2010 and continued to trade at such level throughout fiscal 2011, the Compensation Committee decided to continue to award only stock options rather than a combination of stock options and restricted stock awards to our executive officers in fiscal 2011.

Stock Options

Stock options are a major component of our compensation package for executive officers and are typically granted by our Compensation Committee to our new executive officers at the commencement of their employment and, on an annual basis thereafter, at its first committee meeting held in the first quarter of the fiscal year, with the annual grants to be effective on the third trading day following the date of announcement of our fiscal year-end earnings. By having a major portion of our executive officers’ total compensation in the form of stock options that vest over time, our executive officers are motivated to align themselves with our stockholders by taking actions that will benefit us and our stockholders in the long-term. Because our stock options are granted with an exercise price equal to the fair market value of our stock on the effective date of the grant, if our stock price does not increase, our executive officers do not realize any value from this component of their compensation. The Compensation Committee believes this is appropriate because our stockholders would also not have benefited from owning our stock. However, if our stock price increases over time, our stockholders will be rewarded by the increase in our stock price, as will our executive officers as the value of their stock options will have also increased.

The Compensation Committee determines actual awards to executive officers based upon:

•	the potential contributions the executive officer can make to our success;

•	the executive officer’s expected progress toward non-financial goals within his or her area of responsibility;

•	the executive officer’s demonstrated ability to perform;

•	the executive officer’s experience and level of responsibility;

•	our retention goals for the executive officer;

•	the appropriate mix of compensation for the executive officer;

•	the fair value of the proposed stock option grant and resulting expense for accounting purposes;

•	the intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options held by the executive officer and the degree to which such value supports our retention goals for the executive; and

•	the relative size of stock option grants for individuals in similar positions at our peer group companies.

The Compensation Committee does not have a formula by which it determines which of these factors is more or less important, and the specific factors used and the weighting may vary among individual executive officers.

In determining the levels of stock option grants to our named executive officers, other than the Chief Executive Officer, the Compensation Committee considered both the recommendations of our Chief Executive Officer and the factors identified above. When determining the stock option grant to be awarded to Mr. Denman, in addition to the factors listed above, the Compensation Committee determined that Mr. Denman’s grant should be issued in graduating tranches to better align Mr. Denman’s interests with those of our stockholders and to provide him with strong incentives to create stockholder value. In June 2010, the Compensation Committee approved grants of stock options to each of our named executive officers (other than to Ms. Brennan who received a stock option award to purchase 250,000 shares in connection with her promotion to Chief Financial Officer in April 2010), which option grants were effective August 10, 2010, the third trading day following the date of announcement of our fiscal 2010 year-end earnings. In determining the levels of stock option grants to our named executive officers, other than the Chief Executive Officer, the Compensation Committee considered both the recommendations of our Chief Executive Officer and the factors identified above. When determining the stock option grant to be awarded to Mr. Denman, in addition to the factors listed above, the Compensation Committee determined that Mr. Denman’s grant should be issued in three tranches, two of which were to be priced at a premium to better align Mr. Denman’s interests with those of our stockholders and to provide him with strong incentives to create stockholder value. The awards of stock options are scheduled to vest monthly over a three-year period, with the vesting in each case being contingent on the executive’s continued employment with the company through the third-anniversary of the grant date.

Perquisites and Other Benefits

We also provide our named executive officers with benefits generally available to our employees, such as healthcare and life and disability insurance, as necessary. Our global benefits philosophy is that health and welfare benefits should provide employees with protection from catastrophic events and such benefits are intended to be competitive in local markets. Other benefits are intended to be competitive in local markets. Although executive officers participate in the same benefit programs available to all employees, such as Openwave’s 401(k) plan, they also participate in the Executive Severance Benefit Policy and are parties to Change of Control Severance Agreements, each as discussed under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement. These severance arrangements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

Stock Ownership Guidelines

As part of our overall corporate governance and compensation practices, we have adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership by our executive officers. Executive stock ownership also helps to align the interests of our named executive officers with those of our stockholders thereby reducing the incentives for short-term risk taking by our executive officers. The guidelines recommend that all of our executive officers acquire and hold shares of our common stock with a value equivalent to $100,000 and that each executive officer should satisfy this standard within four years from the date of becoming an executive officer.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility of certain compensation exceeding $1 million per year paid to Openwave’s Chief Executive Officer and its four other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year end. Pursuant to regulations issued by the Internal Revenue Service, compensation may be paid without regard to this $1 million limit and still comply with Section 162(m) if it meets the requirements for “performance-based” compensation. Among other things, “performance-based” compensation must be paid in accordance with pre-established performance goals and stockholder approval of the material terms of such compensation programs prior to payment. The Compensation Committee’s policy is to structure the compensation of its top executive officers, including the named executive officers, to the extent practical, so that none of such executive officers’ compensation becomes non-deductible under Section 162(m). Openwave has not submitted its cash bonus arrangements with its senior executive officers for stockholder approval.

In fiscal 2011, no executive officer’s compensation, as calculated under Section 162(m), exceeded the $1 million limit; as a result, Section 162(m) should not limit the amount of compensation that Openwave will be able to deduct in connection with the items of compensation enumerated above.

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Openwave specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2011 and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Compensation Committee

Gerald D. Held (Chair)

Brian M. Beattie

Charles E. Levine

David C. Nagel

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information concerning compensation of Openwave’s principal executive and financial officers, and three other most highly compensated executive officers during fiscal 2011, which we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Kenneth D. Denman(3)	2011	450,000	—		626,820	—	49,371	(4)	1,126,191
Chief Executive Officer	2010	450,000	—		—	243,000	19,068	(5)	712,068
	2009	294,115	—		218,300	112,501	87,078	(6)	711,994

Anne K. Brennan(7)	2011	300,000	—		—	—	—		300,000
Senior Vice President and	2010	269,735	—		307,725	48,333	—		625,793
Chief Financial Officer	2009	261,214	25,000	(8)	95,420	54,968	—		436,602

John P. Giere(9)	2011	300,000	—		52,008	—	—		352,008
Senior Vice President, Products and Marketing	2010	294,318	25,000	(10)	370,825	140,278	64,492	(11)	894,913

Sean MacNeill(12)	2011	275,000	37,500	(13)	86,680		67,003	(14)	466,183
Senior Vice President, Engineering and Global Services

Bruce K. Posey(15)	2011	275,000	—		78,012	—	—		353,012
Senior Vice President, General Counsel and Corporate Secretary	2010 2009	275,000 115,635	—		— 129,780	74,251 28,907			349,251 274,312

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 granted during the respective year. The assumptions used in the valuation of these stock awards and stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011.
(2)	Unless otherwise noted in the footnotes below, consist solely of amounts received by such individual pursuant to our short-term cash incentive program, Executive Corporate Incentive Plan, for fiscal year 2011, 2010 and 2009, respectively. No amounts were paid under the Executive Corporate Incentive Plan for fiscal 2011.
(3)	Mr. Denman served as our Chief Executive Officer until his departure on September 9, 2011.
(4)	Represents (i) 45,145 for housing expense reimbursement and (ii) a $4,226 tax gross-up payment.
(5)	Represents commuting and housing expense reimbursements.
(6)	Represents $63,000 in fees earned during the time that Mr. Denman served as a non-employee director, and the remainder represents commuting and housing expense reimbursements as well as reimbursement for taxes incurred in connection therewith.
(7)	Ms. Brennan was appointed Chief Financial Officer effective April 1, 2010.

(8)	Represents a $5,000 monthly bonus payment for her service as Interim Chief Financial Officer and a $20,000 one-time bonus in recognition of Ms. Brennan’s service as our Interim Chief Financial Officer.
(9)	Mr. Giere was appointed Senior Vice President, Products and Marketing on July 9, 2009. Mr. Giere was not a named executive officer in fiscal 2009. Accordingly, compensation information for Mr. Giere is only provided for fiscal 2010 and fiscal 2011.
(10)	Represents a signing bonus in connection with Mr. Giere’s entering into an employment agreement with Openwave.
(11)	Represents reimbursements for relocations expenses in connection with Mr. Giere’s move from New Jersey to California.
(12)	Mr. MacNeill was appointed Senior Vice President, Engineering and Global Services on February 1, 2011. Mr. MacNeill was not a named executive officer in fiscal 2009 or fiscal 2010. Accordingly, compensation information for Mr. MacNeill is only provided for fiscal 2011.
(13)	Represents a bonus payment in connection with Mr. MacNeill’s attainment of certain financial and strategic objectives set by the Compensation Committee in connection with his appointment as Senior Vice President, Engineering and Global Services on February 1, 2011.
(14)	Represents (i) $63,093 for commissions earned in Mr. MacNeill’s capacity as GM, America Sales and (ii) a $3,910 tax gross-up payment.
(15)	Mr. Posey was appointed Senior Vice President, General Counsel and Corporate Secretary on January 30, 2009.

Employment Arrangements and Offers of Employment with Our Named Executive Officers

We have entered into employment arrangements or written offers of employment with each of our named executive officers. The employment of each named executive officer may be terminated at any time at the discretion of our Board, subject, however, to the severance obligations and agreements discussed under the heading “Potential Payments Upon Termination or Change-in-Control” below.

Michael C. Mulica—Chief Executive Officer

On October 3, 2011, Mr. Mulica executed our written offer of employment to serve as our Chief Executive Officer and President. The written offer of employment specified that Mr. Mulica’s employment with us was “at-will.” Mr. Mulica’s annual base compensation is $400,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Mr. Mulica’s incentive compensation under the company’s fiscal 2012 Corporate Incentive Plan was fixed and guaranteed at $100,000 for the performance period ended December 31, 2011. Furthermore, in connection with his agreement to serve as our Chief Executive Officer and President and subject to his continued employment of the date of the grant, he shall be awarded an option to purchase 1,500,000 shares of common stock, such grant to be approved by the Compensation Committee on November 15, 2011 and to be granted at the fair market value on the date of the grant. 25% of the options shall vest on the first anniversary of Mr. Mulica’s employment commencement date and monthly thereafter over a period of three years, subject to his continued employment.

Anne K. Brennan—Chief Financial Officer

On March 31, 2010, Ms. Brennan executed our written offer of employment to serve as our Senior Vice President and Chief Financial Officer. The written offer of employment specified that Ms. Brennan’s employment with us was “at-will.” Ms. Brennan’s current annual base compensation is $300,000. She is currently eligible to receive semi-

annual incentive compensation equal to a targeted amount of 50% of her annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with her agreement to serve as our Senior Vice President and Chief Financial Officer, the Compensation Committee granted her an option to purchase 250,000 shares of common stock, with an exercise price of $2.43 per share, the fair market value on the date of the grant, which vests monthly over the subsequent 48 months, subject to her continued employment.

John P. Giere—Senior Vice President, Products and Marketing

On June 16, 2009, Mr. Giere executed our written offer of employment to serve as our Senior Vice President, Products and Marketing. The written offer of employment specifies that Mr. Giere’s employment is “at-will.” Mr. Giere’s current annual base compensation is $300,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 90% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President, Products and Marketing, the Board of Directors granted him an option to purchase 325,000 shares of common stock, with an exercise price of $2.12 per share, the fair market value on the date of the grant, which vests monthly over the subsequent 48 months, subject to his continued employment.

Sean MacNeill—Senior Vice President, Engineering and Global Services

On January 28, 2011, in connection with his appointment as our Senior Vice President, Engineering and Global Services, Mr. MacNeill entered into a verbal employment arrangement. The verbal employment arrangement provides that Mr. MacNeill’s employment is “at-will.” From February 1, 2011 through June 30, 2011, Mr. MacNeill’s base compensation was $275,000 and his current base salary is $300,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Mr. MacNeill’s verbal employment arrangement also provided for a one-time incentive bonus in the maximum amount of $50,000, if certain objectives were achieved on or before June 30, 2011. The verbal employment arrangement did not provide for the grant of any options to purchase shares of our common stock.

Bruce K. Posey—Senior Vice President, General Counsel and Corporate Secretary

On January 29, 2009, Mr. Posey executed our written offer of employment to serve as our Senior Vice President, General Counsel. The written offer of employment specifies that Mr. Posey’s employment is “at-will.” Mr. Posey’s current annual base compensation is $275,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of his annual base compensation actually earned for each six- month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President and General Counsel, the Board of Directors granted him an option to purchase 300,000 shares of common stock, with an exercise price of $0.80 per share, the fair market value on the date of the grant, which vests monthly over the subsequent 48 months, subject to his continued employment.

Kenneth D. Denman—Former Chief Executive Officer

On November 4, 2008, Mr. Denman executed our written offer of employment to serve as our Chief Executive Officer. The written offer of employment specifies that Mr. Denman’s employment with us is “at-will.” Mr. Denman’s annual base compensation was $450,000. He was eligible to receive semi-annual target incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on Openwave’s achievement level against financial objectives. In connection with his agreement to serve as Chief Executive Officer, the Board of Directors granted him an option to purchase 1,500,000 shares of common stock, of which 500,000 have an exercise price equal to $0.65, the fair market value on the date of the grant, 500,000 shares have an exercise price equal to $2.50 per share, and the remaining 500,000 shares have an exercise price equal to $3.50 per share. 25% of the options vested on the first anniversary of Mr. Denman’s employment commencement date and monthly thereafter over a period of three years or until such time as Mr. Denman’s employment terminated, whichever occurred first. In addition, Mr. Denman was granted a monthly housing and commuting expense allowance of up to $5,000 per month for a period of one year following the commencement of his employment. As indicated above, Mr. Denman’s employment was terminated on September 9, 2011. Pursuant to the terms of Mr. Denman’s severance agreement, Mr. Denman received severance benefits equal to six months base salary and 50% of his then current annual bonus target, for a total of $450,000, subject to withholdings and deductions, and COBRA premiums for him and his family to September 30, 2012, or earlier if he and his family become eligible for healthcare coverage with a new employer. In addition, the post-termination exercise period of the vested stock options held by Mr. Denman as of September 9, 2011 was extended from 90 days to 12 months.

See the description of our 2011 Executive Corporate Incentive Plan (the “2011 CIP”), contained in the section entitled “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

The following table provides information concerning awards made by Openwave to its named executive officers in fiscal 2011.

Name	Grant Date	Date of Corporate Approval(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
			Threshold ($)	Target ($)(3)	Maximum ($)
Kenneth D. Denman	8/10/10	6/17/10	225,000	450,000	675,000	300,000	$1.75	$260,040
	8/10/10	6/17/10				300,000	$2.75	$199,020
	8/10/10	6/17/10				300,000	$3.50	$167,760
Anne K. Brennan	—	—	75,000	150,000	225,000	—	—	—
John P. Giere	8/10/10	6/17/10	132,442	264,886	397,329	60,000	$1.75	$52,008
Sean MacNeill	8/10/10	6/17/10	68,750	137,500	206,250	100,000	$1.75	$86,680
Bruce K. Posey	8/10/10	6/17/10	68,750	137,500	206,250	90,000	$1.75	$78,012

(1)	Payments under our 2011 Executive CIP, as described above, are subject to performance modifiers, with a threshold of 50%, a target of 100%, and a maximum of 150%. The performance modifiers are multiplied by the named executive officer’s target percentage and his or her base salary.
(2)	Represents the date, different than the grant date, that the Compensation Committee took the action to grant the option on the grant date.
(3)	This column sets forth the aggregate annual target amount of each named executive officer’s cash bonus award for the year ended June 30, 2011 for each of our named executive officers. No cash bonus awards were earned by any of our named executive officer As such, the amounts set forth in this column do not represent actual compensation earned by the named executive officers for the year ended June 30, 2011.
(4)	All of the options granted to our named executive officers in fiscal 2011 were granted under our 2006 Stock Incentive Plan.
(5)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718, calculated using the Black-Scholes model.

For a discussion of vesting provisions applicable to the stock options granted to our named executive officers, see the section of this proxy statement entitled “Employment Arrangements and Offers of Employment with Our Named Executive Officers” above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable*		Number of Securities Underlying Unexercised Options (#) Unexercisable*	Option Exercise Price ($)	Option Expiration Date
Kenneth D. Denman	83,333	(1)	216,667	3.50	8/10/2020
	83,333	(1)	216,667	2.75	8/10/2020
	83,333	(1)	216,667	1.75	8/10/2020
	322,916	(2)	177,084	3.50	11/14/2018
	322,916	(2)	177,084	2.50	11/14/2018
	322,916	(2)	177,084	0.65	11/14/2018
	24,000	(3)	0	2.47	1/10/2018
	9,000	(4)	0	8.84	1/17/2017
	9,000	(5)	0	19.59	1/12/2016
	30,000	(6)	0	13.46	1/13/2015
	30,000	(7)	0	9.23	5/6/2014
	20,000	(8)	0	11.098	4/23/2014

Anne K. Brennan	72,916	(9)	177,084	2.43	4/15/2020
	34,721	(10)	15,279	1.57	5/28/2019
	72,916	(11)	2,084	1.51	7/17/2018
	8,140	(12)	0	4.27	9/17/2017
	15,000	(13)	0	8.76	9/22/2016
	2,000	(14)	0	16.64	10/6/2015
	5,000	(15)	0	14.70	12/20/2014
	2,500	(16)	0	10.50	12/18/2013
	1,233	(17)	0	12.66	10/27/2013
	82	(18)	0	2.72	9/11/2012

John P. Giere	16,666	(19)	43,334	1.75	8/10/2020
	74,478	(20)	250,522	2.12	7/8/2019

Sean MacNeill	27,777	(21)	72,223	1.75	8/10/2020
	69,444	(22)	30,556	1.57	5/28/2019
	97,222	(23)	2,778	1.51	7/17/2018
	16,000	(24)	0	6.88	6/15/2017

Bruce K. Posey	24,999	(25)	65,001	1.75	8/10/2020
	181,250	(26)	118,750	0.80	2/17/2019

*	Stock options become exercisable with respect to shares only when the shares are vested.
(1)	The option became exercisable with respect to 8,333 shares on September 10, 2010 with 1/36th of the shares to vest monthly thereafter until fully vested.
(2)	The option became exercisable with respect to 125,000 shares on November 12, 2009 with 1/48th of the shares to vest monthly thereafter until fully vested.
(3)	The option became fully exercisable on January 10, 2011.
(4)	The option became fully exercisable on January 17, 2010.
(5)	The option became fully exercisable on January 12, 2009.
(6)	The option became fully exercisable on January 13, 2009.

(7)	The option became fully exercisable on May 6, 2008.
(8)	The option became fully exercisable on April 15, 2008.
(9)	The option became exercisable with respect to 5,208 shares on May 1, 2010 with 1/48th of the shares to vest monthly thereafter until fully vested.
(10)	The option became exercisable with respect to 1,388 shares on June 28, 2009 with 1/36th of the shares to vest monthly thereafter until fully vested.
(11)	The option became exercisable with respect to 2,083 shares on August 1, 2008 with 1/36th of the shares to vest monthly thereafter until fully vested.
(12)	The option became fully exercisable on March 17, 2009.
(13)	This option became fully exercisable on March 22, 2010.
(14)	The option became fully exercisable on October 6, 2008.
(15)	The option became fully exercisable on December 20, 2007.
(16)	The option became fully exercisable on December 18, 2007.
(17)	The option became fully exercisable on July 2, 2005.
(18)	The option became fully exercisable on September 11, 2005.
(19)	The option became exercisable with respect to 1,666 shares on September 10, 2010 with 1/36th of the shares to vest monthly thereafter until fully vested.
(20)	The option became exercisable with respect to 6,770 shares on August 8, 2009 with 1/48th of the shares to vest monthly thereafter until fully vested.
(21)	The option became exercisable with respect to 2,777 shares on September 10, 2010 with 1/36th of the shares to vest monthly thereafter until fully vested.
(22)	The option became exercisable with respect to 2,777 shares on June 28, 2009 with 1/36th of the shares to vest monthly thereafter until fully vested.
(23)	The option became exercisable with respect to 2,777 shares on August 1, 2008 with 1/36th of the shares to vest monthly thereafter until fully vested.
(24)	The option became fully exercisable on May 7, 2010.
(25)	The option became exercisable with respect to 2,500 shares on September 10, 2010 with 1/36th of the shares to vest monthly thereafter until fully vested.
(26)	The option became exercisable with respect to 6,250 shares on February 28, 2009 with 1/48th of the shares to vest monthly thereafter until fully vested.

Option Exercises And Stock Vested

There were no options exercised by our named executive officers in fiscal 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kenneth D. Denman	6,000	14,340
Anne K. Brennan	1,250	2,863
	85	143
John P. Giere	—	—
Sean MacNeill	1,500	3,435
Bruce K. Posey	—	—

(1)	The value realized was calculated by multiplying the closing price per share of stock on the vesting date by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control

Each of our named executive officers is eligible to participate in our Executive Severance Benefit Policy (the “Severance Policy”). In addition, we have entered into change of control severance agreements (“Change of Control Agreements”) with each of the named executive officers. The terms of the Severance Policy and the Change of Control Agreements are described below. The information in the table below describes and estimates certain compensation that would become payable under the Severance Policy and the Change of Control Agreements (excluding payments for continued educational assistance benefits and outplacement assistance as such amounts are not calculable and in any event would be less than $10,000) if the named executive officer’s employment had terminated on June 30, 2011, given the named executive’s compensation and service levels as of such date and, if applicable, based on Openwave’s closing stock price, $2.29, on June 30, 2011. These benefits are greater than, and supersede, benefits available generally to salaried employees, such as severance, disability benefits and accrued salary and vacation benefits. No amounts are payable for a termination of employment for cause. In the event that the terms of the Severance Policy and the Change of Control Agreement are applicable to the termination of employment of one of our named executive officers, the higher severance amount would be payable.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, our stock price and the named executive officer’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Name	Involuntary Termination(1)	Termination Following a Change of Control(2)
Kenneth D. Denman
Severance	$450,000	$1,800,000
Accelerated Vesting of Long-Term Incentives	—	$2,376,429
COBRA premium reimbursements	$7,272	$21,816

Total	$457,272	$4,198,245

Anne K. Brennan
Severance	$150,000	$675,000
Accelerated Vesting of Long-Term Incentives	—	$274,497
COBRA premium reimbursements	$7,272	$21,816

Total	$157,272	$971,313

John P. Giere
Severance	$150,000	$855,000
Accelerated Vesting of Long-Term Incentives	—	$288,238
COBRA premium reimbursements	$7,272	$21,816

Total	$157,272	$1,165,054

Sean MacNeill
Severance	$137,500	$618,750
Accelerated Vesting of Long-Term Incentives	—	$66,756
COBRA premium reimbursements	$7,272	$21,816

Total	$144,772	$729,322

Bruce K. Posey
Severance	$137,500	$618,750
Accelerated Vesting of Long-Term Incentives	—	$319,069
COBRA premium reimbursements	$7,272	$21,816

Total	$144,772	$959,635

(1)	Reflects payments under our Severance Policy for each of our name executive officers, excluding Mr. Denman whose amounts reflect payments under his severance arrangement as set forth below.
(2)	Reflects payments under the Change of Control Agreements.

Executive Severance Benefit Policy

Each of our named executive officers is eligible to participate in our Severance Policy. Under the Severance Policy, if the termination of any employee of Vice President level or higher constitutes an “involuntary termination,” the executive will be entitled to: (i) continuation of base salary for six months to be paid in regular installments on Openwave’s normal payroll dates, (ii) payment by Openwave of COBRA premiums for health insurance coverage for the executive, his spouse and eligible dependents for the lesser of (1) six months and (2) the date the executive becomes eligible for health insurance coverage from another source, (iii) continued educational assistance benefits through the end of the then-current course term, and (iv) up to six months of outplacement assistance; provided that the executive executes a release of claims. For the purposes of the Severance Policy, “involuntary termination” is defined as the termination of an eligible executive officer which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid; or by the eligible executive officer within 90 days following Openwave’s failure to obtain an assumption of the Severance Policy by any successor to Openwave pursuant to a purchase, merger, consolidation, consolidation, liquidation or otherwise. “Cause” is defined as (i) failure by the eligible executive to devote sufficient time and effort to the performance of his or her duties; (ii) failure by the eligible executive to perform one or more duties to the satisfaction of Openwave after notice and an opportunity to cure such failure, (iii) repeated unexplained or unjustified absences from Openwave; (iv) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Openwave; (v) refusal or willful failure to act in accordance with any specific lawful direction or order of Openwave or stated written policy of Openwave; (vi) commission of any act of fraud with respect to Openwave; or (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Openwave, in each case as reasonably determined by Openwave or its Board.

Notwithstanding the foregoing, for the purposes of the Severance Policy, the terms of the offers of employment or employment arrangement between Openwave and each of its executives, other than Mr. Denman, define “involuntary termination” as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means an executive’s resignation from Openwave within three months after the occurrence of any of the following events: (i) without the executive’s express written consent, the material reduction of the executive’s duties, authority, responsibilities, job title, or reporting relationships relative to the executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the executive’s express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the executive immediately prior to such reduction; (iii) without the executive’s express written consent, a reduction of 10% or more in the executive’s base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Openwave executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Openwave executives); (v) the executive’s relocation to a facility or a location more than 25 miles from his then present location, without the executive’s express written consent; (vi) the failure of Openwave to obtain the assumption of the executive’s offer of employment by any successors to Openwave; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute the executive’s constructive termination.

Notwithstanding the foregoing, the executive’s resignation shall not be an involuntary termination unless (i) the executive provides written notice of the applicable event or circumstances within 30 days after his knowledge of such event to the General Counsel and (ii) Openwave fails to correct the event or circumstance within 30 days after receipt of such notice. “Cause” is defined as: (i) theft, dishonesty, misconduct, or falsification of any employment or Openwave records; (ii) improper disclosure of Openwave’s confidential or proprietary information: (iii) any action by the executive that has a material detrimental effect on Openwave’s reputation or business as reasonably determined by the Openwave; (iv) the executive’s failure or inability to perform any reasonably assigned duties; (v) any violation of any Openwave policy; (vi) the executive’s conviction (including any plea of guilty or no contest) for any criminal act that impairs the executive’s ability to perform his or her duties under the offer of employment; or (vii) any material breach of any agreement with Openwave.

Any benefits or payments provided under the Severance Policy will be reduced by any amounts paid to any eligible executive pursuant to any other policy or arrangement maintained by Openwave providing for severance or any change in control severance agreement or employment agreement the executive has with us that provides for payments contingent on the executive’s termination of employment and based on continuation of base salary.

Change of Control Severance Agreements

We have entered into Change of Control Agreements with each of our named executive officers, pursuant to which such named executive officers are entitled to receive severance payments, accelerated vesting of all unvested equity awards and continuation of medical, dental and vision benefits in the event the executive is terminated without “cause” or the executive “involuntarily terminates” his or her employment any time during the period commencing two months prior to a “change of control” and ending 18 months after the change of control; provided that, in the case of an involuntary termination, the executive would be required to terminate his employment within three months following the occurrence of one of the specified events constituting an involuntary termination.

“Involuntary termination” is defined as the termination of the executive’s employment or his or her resignation from Openwave, as applicable, in either case upon or within three months after the occurrence of any of the following events: (i) without the executive’s express written consent, the material reduction of his or her duties, authority, responsibilities, job title or reporting relationships relative to his or her duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the executive’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him or her immediately prior to such reduction; (iii) a material reduction by Openwave in the base salary of the executive as in effect immediately prior to such reduction; (iv) a material reduction by Openwave in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that his or her overall benefits package is materially reduced; (v) the relocation of the executive to a facility or a location more than 25 miles from the his or her then present location, without his or her express written consent; (vi) any termination of the executive by Openwave which is not effected for disability or for “cause”, or any actual or purported termination effected by Openwave for disability or for “cause” for which the grounds relied upon are not valid; (vii) the failure of Openwave to obtain the assumption of the executive’s change of control and severance agreement by any successor to Openwave whether direct or indirect or by purchase, merger, consolidation, consolidation, liquidation or otherwise; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the executive. For purposes of clause (i) of the immediately preceding sentence, the executive’s responsibilities shall be deemed to be materially reduced if he or she is no longer an executive officer of the successor. Notwithstanding the foregoing, an involuntary termination is only deemed to have occurred upon the executive’s resignation if (i) he or she provides notice to Openwave within 90 days after the initial occurrence of the event forming the basis for the resignation and (ii) Openwave fails to substantially cure the event within 30 days after receiving notice.

“Cause” is defined as (i) gross negligence or willful misconduct in the performance of the executive’s duties; (ii) repeated unexplained or unjustified absences; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Openwave as reasonably determined by the Board of Directors; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of Openwave or one of its stated lawful written policies; (v) commission of any act of fraud with respect to Openwave; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Openwave, in each case as reasonably determined by the Board of Directors.

“Change of control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of Openwave to a person or group of related persons that will continue the business of Openwave in the future;

(ii) A merger or consolidation involving Openwave in which the voting securities of Openwave owned by its stockholders immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner of the voting securities of Openwave immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of Openwave immediately after such merger or consolidation, shall be excluded from the list of “stockholders immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least 50% of the voting securities of Openwave by a person or group of related persons; provided, that “person or group of related persons” shall not include Openwave, one of its subsidiaries, or an employee benefit plan sponsored by Openwave or one of its subsidiaries (including any trustee of such plan acting as trustee).

Under the Change of Control Agreements of each of our named executive officers, in the event of a qualifying termination of employment in connection with a change of control, each would have been entitled to receive a lump sum cash payment equal to the sum of the executive’s then current annual base salary and target annual bonus multiplied by a factor of one and one-half (1.5) , less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself and his eligible dependents for 18 months. In addition, all unvested options held by our named executive officer will immediately vest and become exercisable and all other stock awards will immediately vest. The terms of the Change of Control Agreements provide that in the event of the termination of employment in connection with a change of control of our Chief Executive Officer, Mr. Denman would be entitled to receive a lump sum cash payment equal to the sum of the his then-current annual base salary and target annual bonus multiplied by a factor of two, less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself or herself and his eligible dependents for 18 months.

1995 and 1996 Stock Plans

The 1995 Stock Plan and the 1996 Stock Plan each provides that in the event of a proposed merger of Openwave with or into another corporation or a sale of all or substantially all of our assets, outstanding options and stock purchase rights will be assumed or substituted by the successor corporation; however, if the successor corporation does not agree to assume or substitute such options and purchase rights, then the options and purchase rights will terminate upon the closing of such merger or sale of assets.

2006 Stock Incentive Plan

Under our 2006 Stock Incentive Plan (“2006 Stock Plan”), in the event of a “change in control” (as defined in the 2006 Stock Plan), the surviving entity or acquiring entity may be required to assume or substitute for equivalent awards all outstanding awards under the 2006 Plan; provided that if the awards are not assumed or substituted, then the Board of Directors may: (1) require a cash payment in exchange for the cancellation of any award, (2) continue the awards or (3) notify participants holding options, stock appreciation rights, phantom stock units, restricted stock units or performance share units, that they must exercise or redeem such awards at or prior to the closing of a transaction constituting a change in control and that such awards will terminate if not exercised or redeemed. The agreements with our executive officers for grants of options or other stock awards made under the 2006 Stock Plan provide that in the event of a “corporate transaction” (as defined in the stock award agreement), outstanding options will be assumed or substituted for unless the successor corporation does not agree to such assumption or substitution, in which case the options and the unvested portion of any other stock awards will terminate upon the closing of such transaction unless the Board of Directors expressly determines otherwise.

Denman Severance Arrangement

The terms of Mr. Denman’s offer of employment provided that, if Mr. Denman were to be involuntarily terminated (as defined below), he would receive a lump sum severance payment equal to six months of his then current base salary plus 50% of his then-current annual target CIP bonus. In addition, Mr. Denman would be entitled to the payment by Openwave of COBRA premiums for health insurance coverage for himself, his spouse and eligible dependents for the lesser of (i) six months and (ii) the date he becomes eligible for health insurance coverage from another source.

In Mr. Denman’s severance arrangement, “involuntary termination” is defined as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means Mr. Denman’s resignation from Openwave within three months after the occurrence of any of the following events: (i) without Mr. Denman’s express written consent, the material reduction of his duties, authority, responsibilities, job title, or reporting relationships relative to his duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to him of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without Mr. Denman’s express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him immediately prior to such reduction; (iii) without Mr. Denman’s express written consent, a reduction of 10% or more in his base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Openwave executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which he was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Openwave executives); (v) Mr. Denman’s relocation to a facility or a location more than 25 miles from his then present location, without his express written consent; (vi) the failure of Openwave to obtain the assumption of his offer of employment by any successors to Openwave; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute his constructive termination. Notwithstanding the foregoing, Mr. Denman’s resignation shall not be an Involuntary Termination unless (i) he provides written notice of the applicable event or circumstances within 30 days after his knowledge of such event to the General Counsel and (ii) Openwave fails to correct the event or circumstance within 30 days after receipt of such notice.

“Cause” is defined as: (i) any material act of theft, dishonesty, misconduct, or falsification of any employment or Openwave records; (ii) any knowing or improper disclosure of Openwave’s confidential or proprietary information: (iii) any willful action that has a material detrimental effect on Openwave’s reputation or business; (iv) any ongoing failure or inability to perform any reasonably assigned duties after written notice of, and a reasonable opportunity to cure, such failure or inability; (v) any knowing and material violation of any Openwave policy or code of conduct; (vi) conviction (including any plea of guilty or no contest) for any criminal act that materially impairs his ability to perform his duties under the offer of employment; or (vii) any material breach of any agreement with Openwave.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for Board services in addition to their regular employee compensation.

The Board’s cash compensation program for its non-employee directors is as follows: (1) a $25,000 annual retainer; (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service as a non-chairman member of the Audit Committee ($15,000), the Compensation Committee ($9,000) or other regular Board committee ($5,000); and (4) meeting fees for attendance at each meeting of the Board ($2,000).

Our non-employee directors are entitled to receive the following stock awards under the terms of our Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Directors’ Plan”).

•

New non-employee directors are entitled to receive stock awards, as follows: (1) an initial option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) an initial grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board.

•

Continuing non-employee directors who have served at least eight months in the preceding calendar year receive stock awards on the date of our most recently adjourned annual meeting of stockholders, as follows: (1) a stock option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) a restricted stock grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board. Any non-employee director who served (i) at least two months but less than five months in the preceding calendar year receives one-third of such awards, (ii) at least five but less than eight months in the preceding calendar year receives two-third of such awards, and (iii) at least eight months in the preceding calendar year receives the full amount of such awards. Non-employee directors who served less than two months in the preceding calendar year are not eligible for such annual awards for that calendar year.

All stock options granted to non-employee directors will be accelerated upon the non-employee director’s removal from or failure to be re-nominated to the Board upon or within twenty-four months following a change of control of Openwave. All options granted under our Directors’ Plan have terms of ten years and are granted with an exercise price equal to 100% of the fair market value of our stock on the day of grant.

Under the Directors’ Plan, if there occurs a “corporate transaction” and the non-employee director’s awards are not assumed, continued or substituted for, the non-employee director may exercise or redeem his/her awards solely to the extent he/she had the right to exercise or redeem such awards immediately prior to the closing of such corporate transaction. However, all unvested awards will become 100% accelerated if either: (1) a “change of control” (as defined in the Directors’ Plan) occurs and the non-employee directors’ awards are not assumed, continued or substituted for pursuant to such change in control; or (2) upon the termination of the non-employee director’s status as a director for any reason (other than such non-employee director’s resignation from the Board or determination not to stand for re-election) upon or within twenty-four (24) months following a change of control.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the fiscal year ended June 30, 2011. The table excludes Mr. Feld, who joined our board of directors in July 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robin A. Abrams(2)	88,952	43,380	33,120	165,452
Brian M. Beattie(3)	31,515	39,420	30,098	101,033
Gerald D. Held(4)	81,000	43,380	33,120	157,500
Patrick S. Jones(5)	85,000	43,380	33,120	161,500
Charles E. Levine(6)	108,250	43,380	33,120	184,750
David C. Nagel(7)	76,000	43,380	33,120	152,500

(1)	Stock awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of Openwave. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 granted during fiscal 2011. The assumptions used to calculate the value of stock and option awards are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011. Only one stock award and one option award was granted to each of the directors named in the table above during fiscal 2011.
(2)	As of June 30, 2011, Ms. Abrams had stock options to purchase a total of 48,000 shares of our common stock and a total of 36,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(3)	As of June 30, 2011, Mr. Beattie had stock options to purchase a total of 0 shares of our common stock and a total of 18,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(4)	As of June 30, 2011, Dr. Held had stock options to purchase a total of 116,000 shares of our common stock and a total of 36,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(5)	As of June 30, 2011, Mr. Jones had stock options to purchase a total of 50,000 shares of our common stock and a total of 36,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(6)	As of June 30, 2011, Mr. Levine had stock options to purchase a total of 50,000 shares of our common stock and a total of 36,000 shares of common stock subject to a lapsing right of repurchase in our favor.
(7)	As of June 30, 2011, Dr. Nagel had stock options to purchase a total of 24,000 shares of our common stock and a total of 36,000 shares of common stock subject to a lapsing right of repurchase in our favor.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm, for the fiscal year ending June 30, 2012 and has further directed that management submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). KPMG LLP has audited our financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Openwave and its stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with Audit Committee policy, all services provided by KPMG LLP in fiscal 2011 were pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The pre-approval is for a particular defined task or scope of work and is subject to a specific budget. In connection with the pre-approval policy, the Audit Committee considers whether the categories of pre-approved services are consistent with the applicable SEC rules on auditor independence. For the fiscal year ended June 30, 2011, Openwave’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to us by KPMG LLP.

Audit and Audit Related Fees

Aggregate fees billed by KPMG LLP for fiscal years 2010 and 2011 for professional services rendered to Openwave are presented below (in thousands):

	FY 2011	FY 2010
Audit Fees:
Audit services, statutory audits, quarterly reviews and 1933 Act filings	$1,989	$2,902

Audit-Related Fees:
Accounting Consultation	—	—
Investigation	—	—

Tax Fees:
Income tax compliance and consulting	—	—

All Other Fees: (including financial information systems design and implementation)	—	—

Total fees	$1,989	$2,902

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Openwave specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside Directors, all of whom are independent under Rule 10A-3 of the Exchange Act and Rule 5605(a)(2) of the NASDAQ listing standards. The Audit Committee Charter is posted on Openwave’s Investor Relations website at www.openwave.com in the Investors section under the Corporate Governance.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2011 and the audit of the effectiveness of Openwave’s internal control over financial reporting with management. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP such firm’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2011 be included in Openwave’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Audit Committee

Patrick S. Jones (Chair)

Robin A. Abrams

Brian M. Beattie

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote on an advisory resolution relating to the compensation of our named executive officers as described below.

Our goal for our executive compensation program is to attract, motivate and retain qualified executives through competitive compensation packages. We believe that the compensation paid to our named executive officers should be substantially dependent on our financial performance and the value created for our stockholders. Our Compensation Committee has designed our executive compensation program to support a strong pay-for-performance philosophy while maintaining an overall level of compensation that it believes is fair, reasonable and responsible. The Compensation Discussion and Analysis, beginning on page 21 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Highlights of the program and the principles guiding our executive compensation decisions include the following:

•	Use of an independent compensation consultant engaged by the Compensation Committee;

•

Structuring a substantial portion of each name executive officer’s total direct compensation (consisting of base salary, annual target bonus and annual equity awards) to include long-term equity incentive awards and variable, performance-based annual cash compensation to achieve an appropriate balance between our long-term and short-term performance goals, with the objective of establishing a positive relationship between operational performance and stockholder return;

•	Providing an overall level of compensation that is externally competitive, internally equitable and performance-driven; and

•

Ensuring that total compensation levels are reflective of our financial performance and provide our named executive officers with the opportunity to earn above-market total compensation for exceptional business performance.

The advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation provided to our named executive officers and our executive compensation policies, practices and programs described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Openwave Systems Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures that accompany the compensation tables contained in this proxy statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the resolution to approve the compensation of our named executive officers as described in this Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

You are being provided with the opportunity to cast an advisory vote on how frequently we should seek an advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, as provided in Proposal 3. This advisory vote is referred to here as the “frequency of say-on-pay” vote. Under this Proposal 4, you may vote on whether you would prefer to have a “say on pay” vote every year, every two years or every three years.

Accordingly, the Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of Openwave’s named executive officers once every one, two or three calendar years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting shall be considered the frequency preferred by the stockholders.”

We believe that say-on-pay votes should be conducted every year so that our stockholder may annually express their views on our executive compensation program. This belief was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the review process, we believe that the views of our stockholders should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

The option of one year, two years or three years that receives the highest number of votes cast will be deemed the frequency of the vote on the compensation of our named executive officers that has been approved by our stockholders on an advisory basis. Even though the vote is advisory and therefore is non-binding, the Board and the Compensation Committee value the opinion of our stockholders and will consider the results of this vote. Nevertheless, the Board may decide that it is in our best interest and the best interests of our stockholders to hold an advisory say-on-pay vote more or less frequently than the option approved by our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote on Proposal 4 to hold say-on-pay votes every year (as opposed to every two or every three years).

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Report of the Audit Committee of the Board of Directors” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This Proxy Statement is sent to you as part of the proxy materials for the Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

By Order of the Board of Directors

/s/ Michael C. Mulica
Michael C. Mulica Director and Chief Executive Officer

October 21, 2011

A copy of Openwave’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2011 is available without charge upon written request to: Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

Openwave Systems Inc. C/O Computershare 1745 Gardena Avenue Glendale, CA 91204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	☐	☐	☐

01	Peter A. Feld 02 Gerald D. Held 03 David C. Nagel

The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain
2.	To Ratify Selection of KPMG LLP as Openwave’s Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2012.					☐	☐	☐
3.	To approve, on an advisory basis, the compensation of Openwave’s named executive officers as disclosed in this proxy statement.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Openwave’s named executive officers.				☐	☐	☐	☐

NOTE: To transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.

☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000116348_1        R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS OPENWAVE SYSTEMS INC.

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

December 1, 2011

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 21, 2011, and the 2011 Annual Report to Stockholders and hereby appoints Michael C. Mulica and Anne K. Brennan and each of them individually, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on December 1, 2011 at 11:00 a.m. PST, at Openwave Systems Inc.’s principal executive office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR PROPOSALS 2 AND 3 AND FOR “1 YEAR” ON PROPOSAL 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000116348_2 R1.0.0.11699